Exhibit 99.2

FEDERAL DEPOSIT INSURANCE CORPORATION

Washington, D.C. 20429

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 3, 2010

CHOICE BANK
(Exact name of registrant as specified in its charter)

Wisconsin	36-4588704
State or other jurisdiction of incorporation or organization	I.R.S. Employer Identification Number

2450 Witzel Avenue
Oshkosh, Wisconsin	54904
Address of principal executive offices	Zip Code

(920) 230-1300
Registrant’s telephone number, including area code

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07.  Submission of Matters to a Vote of Security Holders.

On August 3, 2010, Choice Bank, a Wisconsin-chartered banking corporation, held a special meeting of shareholders (the “Special Meeting”) to consider and vote on the following resolution (“Resolution”):

“RESOLVED, that the merger of Choice Bank and Choice Interim Bank pursuant to the terms and conditions of an Agreement and Plan of Reorganization between Choice Bank and Choice Bancorp, Inc. and a Merger Agreement between Choice Bank and Choice Interim Bank whereby (i) Choice Bank will become a wholly-owned subsidiary of Choice Bancorp, Inc., and (ii) the outstanding shares of Choice Bank common stock will be converted, on a one-for-one basis, into shares of Choice Bancorp, Inc. common stock and shareholders of Choice Bank will thereby become shareholders of Choice Bancorp, Inc. is hereby ratified and confirmed.”

2,160,620 votes were eligible to be cast at the Special Meeting and 1,162,616 votes were present at the Special Meeting in person or by proxy, thereby constituting a quorum for the conduct of business at the Special Meeting.

The Resolution was approved and adopted by the shareholders of Choice Bank in accordance with the applicable provisions of Wisconsin law and the Articles of Incorporation and Bylaws of Choice Bank, as follows:

1,127,041	Shares were voted FOR approval and adoption of the Resolution;
24,650	Shares were voted AGAINST approval and adoption of the Resolution;
10,925	Shares ABSTAINED from voting; and there were
0	BROKER NON-VOTES.

No further business was conducted at the Special Meeting.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHOICE BANK

Dated: August 5, 2010	By: /s/ Keith C. Pollnow
Keith C. Pollnow, President and Chief Executive
Officer (Principal Executive Officer)

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